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                                                                     EXHIBIT 8.2


                         [BATTLE FOWLER LLP LETTERHEAD]


                                                                   July 22, 1996

Orbit Semiconductor,
169 Java Drive
Sunnyvale, CA 94089

Ladies and Gentlemen:

     This opinion is being delivered to you in accordance with Section 9.1 (e) of the Agreement and Plan of Merger dated June 9, 1996 (the "Agreement") by and among The DII Group, Inc., a Delaware corporation ("Acquiror"), DII Merger Corp., a Delaware corporation that is a wholly-owned subsidiary of Acquiror ("Merger Sub"), and Orbit Semiconductor, Inc., a Delaware corporation ("Target"). Merger Sub will merge with and into Target (the "Merger") pursuant to the Agreement, and in the Merger, the outstanding shares of Target Common Stock, the only outstanding class of Target capital stock, will be converted into shares of Acquiror Common Stock in accordance with the terms of the Agreement. The transaction does not give rise to any dissenters' right for the Target shareholders. The shares of Merger Sub Common Stock shall be converted into shares of Common Stock, $.01 par value, of the surviving corporation, and the separate corporate existence of Merger Sub shall thereupon cease.

     Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in letters delivered to us by Acquiror, Merger Sub and Target containing certain representations of Acquiror, Merger Sub and Target (the "Representation Letters"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to Target in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

          (a) the Agreement

          (b) the Representation Letters

          (c) Continuity of Interest Certificates from certain Target shareholders (the "Continuity of Interest Certificates"); and

          (d) such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub and Target and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

          1. That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

          2. The truth and accuracy at all relevant times of all
     representations, warranties and statements made or agreed to by Acquiror, Merger Sub and Target, their managements, employees, officers,
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     directors and shareholders in connection with the Merger, including but not limited to those set forth in the Agreement (including the exhibits), the Representation Letters and the Continuity of Interest Certificates; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and

          3. That there is no plan or intention on the part of Target's shareholders (a "Plan") to engage in a sale, exchange, transfer, distribution, pledge or other disposition (including a distribution by a corporation to its shareholders) or any transaction which results in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of Acquiror Common Stock to be received in the Merger that would reduce Target shareholders' ownership of Acquiror Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the capital stock of Target outstanding immediately prior to the Merger. Shares of Target Common Stock which are exchanged for cash in lieu of fractional shares of Acquiror Common Stock or which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger shall be considered shares of Target Common Stock held by shareholders of Target immediately before the Merger that are exchanged in the Merger for shares of Acquiror Common Stock and then disposed of pursuant to a Plan.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for Federal income tax purposes:

          The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code.

          Acquiror, Merger Sub and Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          No gain or loss will be recognized by holders of Target Common Stock as a result of the exchange of such shares for shares of Acquiror Common Stock pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, in lieu of fractional shares. The amount of such gain or loss will be equal to the difference between the cash received and the portion of the shareholder's adjusted tax basis in Target Common Stock allocable to such fractional share interest. Any cash received by a shareholder of Target in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will, assuming that the Target shares exchanged in the Merger were held as capital assets, be a capital gain or loss.

          The aggregate adjusted tax basis of the shares of Acquiror Common Stock received by each shareholder of Target will equal the aggregate adjusted tax basis of such shareholder's shares of Target Common Stock exchanged in the Merger (reduced by any amount allocable to any fractional share interest for which cash is received). Assuming that the Target shares surrendered were held as capital assets, the holding period for the shares of Acquiror Common Stock received by shareholders of Target pursuant to the Merger will include the holding period for the shares of Target Common Stock of such shareholders exchanged in the Merger.

          None of Acquiror, Merger Sub or Target will recognize a gain or loss as a result of the Merger.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any Federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     This opinion only addresses the general tax consequences of the Merger under the Code expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

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     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any other transaction whatsoever including the Merger if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

     This opinion has been delivered to you for the purposes set forth in
Section 9.1 of the Agreement and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of The DII Group, Inc. (the "Registration Statement") and to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming part of the Registration Statement.

                                          Sincerely,

                                                /s/  BATTLE FOWLER LLP

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                                                      Battle Fowler LLP

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